AGFEED INDUSTRIES PROVIDES BUSINESS UPDATE

Reports $177.4 million consolidated revenues for first half of 2012

Cash position of $8.6 million at June 30, 2012

NEW YORK, September 14, 2012 – AgFeed Industries, Inc. (PINK SHEETS: FEED.PK, NYSE Alternext: ALHOG), an international agribusiness company with hog production operations in the U.S. and one of the largest independent hog producers and manufacturers of animal nutrients in China, today provided an update on its business.

The Company reported unaudited total revenue for the six months ended June 30, 2012 of $177.4 million, comprised as follows for its four reporting segments (in thousands):

Animal nutrition	$30,599

Hog production – United States	114,434

Hog production – China	29,089

Western-style hog farms	3,310

Total	$177,432

The Company also estimates that it incurred a net loss for the first half of 2012 in the range of $2.0 million – $3.5 million, which included $2.9 million (after tax) of legal and other expenses associated with the previously announced investigation by the Special Committee of the Board and the resulting professional fees and expenses related to the restatement of the Company’s financial statements.  Cash and cash equivalents totaled $8.6 million at June 30, 2012.  All figures are unaudited.  The above first half 2012 amounts do not include the potential effects, if any, of the Company’s ongoing restatement process described below.

As reported on January 31, 2012, the Special Committee of the Board completed its investigation into certain accounting issues in the animal nutrition and legacy farm hog operations in China.  During the investigation by the Special Committee and subsequent further evaluation by management, accounting irregularities were uncovered in both of those segments.  The Board and management continue to work closely with McGladrey & Pullen, LLP, the Company’s independent public accountants, and the Company’s predecessor accounting firm on restating the Company’s financial statements for the 2008 fiscal year and subsequent periods through the first two quarters of 2011.  The auditors are currently conducting their fieldwork in connection with the audit of the restated financial statements. The Company believes that the effect of the restatements will be non-cash items and will not affect current liquidity.

“Our U.S. operations and our animal nutrition business demonstrated stable operating performance in the first half of 2012, said K. Ivan F. Gothner, chairman and chief executive officer. “We commenced breeding at our second western-style facility in China during the second quarter and this business segment has begun to generate meaningful revenue.

“First half results were affected by a difficult operating environment in China. Hog prices in China declined in the second quarter and hog production volume was also down as we rationalized underperforming Chinese farms and reduced the overall herd. We believe these actions will improve the efficiency of our Chinese operations and position us well for the future. Ongoing high prices for corn and soybean affected our China hog margin in the first half of 2012 and we expect high input prices and lower margins to continue. Despite these cyclical trends, we continue to receive a favorable reaction to the quality, reliability and pricing of our western-style hog production in the Chinese market.

“We believe we have adequate liquidity under current market conditions to fund our operations for the remainder of 2012. We look forward to filing restated financial statements and returning to a regular reporting schedule later this year.”

ABOUT AGFEED INDUSTRIES, INC.

AgFeed Industries (www.agfeedinc.com) is an international agribusiness with operations in the U.S. and China.  AgFeed has two business lines: animal nutrition in premix, concentrates and complete feeds and hog production.  In the U.S., AgFeed’s hog production unit is a market leader in setting new standards for production efficiency and productivity.  AgFeed believes the transfer of these processes, procedures and techniques will allow its new Western-style Chinese hog production units to set new standards for production in China.  China is the world's largest pork market consuming 50% of global production, and over 62% of total protein consumed in China is pork.  Hog production in China currently enjoys income tax free status.

SAFE HARBOR DISCLOSURE NOTICE

The information provided herein contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.  The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.  In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to, the completion of the Company’s financial closing procedures for the 2011 fiscal year, the impact of the restatement of financial statements of the Company; litigation and proceedings, including the pending securities class action litigation and U.S. Securities and Exchange Commission investigation related to the matters investigated by the Special Committee and the restatement of the Company’s consolidated financial statements, and potential liability for a substantial damage award and indemnification obligations; conditions in credit markets; the risk that additional information may arise from the preparation of the Company’s restated consolidated financial statements; the risk that the Company’s internal control over financial reporting may have weaknesses of which the Company is not currently aware or which have not been detected; the implementation of  remedial measures addressing any material weaknesses; and developments in the Company’s previously disclosed arbitration or relationship with its customer Hormel Foods Corporation. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise.  The Company does not intend, and disclaims any obligation, to update any forward−looking information contained in this press release or with respect to the announcements described herein.

Contact:

The Abernathy MacGregor Group

Mike Pascale  212-371-5999  mmp@abmac.com

Amy Feng  213-630-6550  asf@abmac.com